PURCHASE AGREEMENT

                  Credit Suisse Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, with respect to the Commodity Return Strategy Portfolio (the "Portfolio"), and Credit Suisse Asset Management, LLC ("Credit Suisse") hereby agree as follows:

                  1. The Trust offers Credit Suisse and Credit Suisse hereby purchases one share of beneficial interest in the Portfolio, having a par value $.001 per share, at a price of $10.00 (the "Initial Share"). Credit Suisse hereby acknowledges receipt of the certificate representing the Initial Share, and the Trust hereby acknowledges receipt from Credit Suisse of $10.00 in full payment for the Initial Share.

                  2. Credit Suisse represents and warrants to the Trust that the Initial Share is being acquired for investment purposes and not for the purpose of distribution.

                  3. Credit Suisse agrees that if any holder of the Initial Share of the Portfolio redeems it before one year after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses with respect to the Portfolio. The parties hereby acknowledge that any shares acquired by Credit Suisse other than the Initial Share have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Portfolio.

                  4. The Trust and Credit Suisse agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust and the by-laws of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the Trust property of the Trust as provided in the Declaration of Trust and the by-laws of the Trust. No series of the Trust, including the Portfolio, will be liable for any claims against any other series.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 31st day of January, 2006.

                                    CREDIT SUISSE TRUST


                                    By:      /s/J. Kevin Gao
                                             ---------------
                                             Name: J. Kevin Gao
                                             Title: Vice President and Secretary
ATTEST:

/s/Karen Regan
--------------

                                    CREDIT SUISSE ASSET MANAGEMENT, LLC


                                    By:      /s/Steven B. Plump
                                             ------------------
                                             Name: Steven B. Plump
                                             Title: Managing Director
ATTEST:

/s/Karen Regan
--------------

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